Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) by and between Regions Financial Corporation, a Delaware corporation (the “Company”) and Jackson W. Moore (the “Executive”) is dated as of November 6, 2007 (the “Effective Date”).

WHEREAS, the Executive is party to an Employment Agreement with the Company dated May 24, 2006, as subsequently amended on January 31, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive intends to retire from service with the Company, and in connection therewith, the Company and the Executive wish to set forth their mutual agreement as to the terms and conditions of such retirement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Resignation. Effective as of December 31, 2007 (the “Retirement Date”, which shall be deemed the “Date of Termination” for all purposes of the Employment Agreement), the Executive hereby resigns from his employment with the Company, from his position as a member of the Board of Directors of the Company, and from all other positions he holds as an officer or member of the board of directors of any of the Company’s subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to collectively as the “Affiliated Entities”). Such retirement shall be treated as a termination of the Executive’s employment for “Good Reason” for purposes of the Employment Agreement and, to the extent relevant, for purposes of all other agreements between the Executive and the Affiliated Entities or compensation and benefit arrangements sponsored or maintained by any of the Affiliated Entities (and if any such arrangement does not include a Good Reason concept, shall be treated as a termination without “cause”); provided, however, to the extent the Executive satisfies any “retirement” based rule of any compensation or benefit agreement with or arrangement sponsored or maintained by any of the Affiliated Entities that provides for more beneficial treatment to the Executive, the Executive shall be afforded such more beneficial treatment. The Company and the Executive shall take all steps necessary to ensure that any termination described in this Section 1 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Retirement Date.”

2. Compensation Matters.

(a) Employment Agreement Payment. The Company shall, on the first regular payroll date following the six-month anniversary of the Retirement Date (the “Delayed Payment Date”), pay to the Executive the amounts set forth on Schedule A, plus interest thereon from the Retirement Date through the Delayed Payment Date (such six-month period of delay, the “409A Delay Period”) at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (the “Applicable Federal Rate”), which payment is equal to the sum of the amounts payable to the Executive under Sections 5(a)(i)(A)(2) and 5(a)(i)(B) of the Employment Agreement.

(b) Equity Compensation Awards. Pursuant to Section 5(a)(ii) of the Employment Agreement, all stock options, restricted stock and other equity-based compensation awards outstanding as of the Retirement Date and held by the Executive shall vest in full on the Retirement Date, with any stock options to remain fully exercisable for the remainder of their full term. Attached hereto as Schedule B is a schedule of the Executive’s outstanding equity awards, which includes with respect to stock options the exercise price and the date of expiration.

(c) Continued Medical Benefits. In accordance with the terms of the Employment Agreement, the Company shall provide the Executive and his spouse with the Medical Benefits (as defined in Section 3(b)(iv) of the Employment Agreement) from the Retirement Date and for the remainder of each of the lives of the Executive and his current spouse. The Medical Benefits shall be provided in such a manner that (i) until the Executive attains age 65, such benefits (and the costs and premiums thereof) will be provided so that the provision of such benefits does not cause the Executive or his spouse to incur any income taxes and (ii) after the Executive attains age 65, the Company’s portion of the deemed premium shall be imputed as income to the Executive for income tax purposes. Throughout the period that the Medical Benefits are provided to the Executive and his spouse, the Executive’s percentage contribution toward the cost of the Medical Benefits shall be no greater than the Executive’s percentage contribution as in effect on the Retirement Date.

(d) Deferred Compensation Benefits. The Executive’s account balance under the Union Planters Corporation Directors Deferred Compensation Agreement (the “Union Planters Plan”), plus any deferrals made by the Executive thereunder (and any matching contributions thereon) from the date hereof through the Retirement Date shall be paid to the Executive in ten equal annual installments, with interest on the undistributed portion of the account balance to accrue through the final payment date and to be paid proportionately with each installment payment, with the first such installment payment commencing on the Delayed Payment Date. The Executive’s account balance with respect to deferrals made prior to January 1, 2005 under the Regions Financial Corporation Amended and Restated 1996 Deferred Compensation Plan for Executives of Former Union Planters Corporation (the “Regions Plan”), plus any deferrals made by the Executive thereunder (and any matching contributions thereon) from the date hereof through the Retirement Date shall be paid to the Executive in a lump sum on the Retirement Date, with such account balance to be valued as of the Retirement Date, and the Executive’s account balance with respect to deferrals made on or after January 1, 2005 under the Regions Plan shall be paid to the Executive in a lump sum on the Delayed Payment Date, with such account balance to be valued as of the Retirement Date and with interest to be paid on such balance at the Applicable Federal Rate through the Delayed Payment Date. Attached hereto as Schedule C is a schedule of the Executive’s account balances under each of the Union Planters Plan and the Regions Plan as of the valuation date set forth on such Exhibit.

(e) Other Vested Benefits. Within 30 days following the Retirement Date, the Company shall pay the Executive any accrued but unpaid base salary and shall reimburse the Executive in accordance with the Company’s policies for any reimbursable expenses incurred through the Retirement Date. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract with the Company or the Affiliated Entities at or subsequent to the Retirement Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except to the extent modified by this Agreement. For the avoidance of doubt, the ING life insurance policy on the Executive’s life shall continue in full force and effect through October 31, 2008.

(f) Office and Secretarial Benefits. From the Retirement Date until November 4, 2008, the Company shall provide the Executive with (i) fully furnished office space at the Company’s offices at 6200 Poplar in Memphis, Tennessee, which office shall have accoutrements (including office equipment and supplies) comparable to those of the Executive’s office at such location prior to his relocation to Alabama, and (ii) continued secretarial support from Jesse Boyd, the Executive’s current secretary, who shall remain an employee of the

Company for payroll and benefit plan continuation purposes and shall be relocated to Memphis, Tennessee in accordance with the Company’s relocation policy. For the avoidance of doubt, Ms. Boyd’s continued employment shall be subject to the Company’s generally applicable policies and Ms. Boyd will provide secretarial and administrative support for the Company in addition to her duties to the Executive. The Company shall, effective as of the Retirement Date, transfer to the Executive one Company-owned personal/home office computer, one printer and one fax machine (in each case being used by the Executive as of immediately prior to the Retirement Date); provided that the Company may arrange for removal from the hard drive of said computer any of its proprietary software and confidential and proprietary information.

(g) Continued Home Security and Financial Advice. Effective as of the Retirement Date, the Company shall transfer to the Executive ownership of the Company-paid home security equipment in the Executive’s homes and on the Delayed Payment Date shall pay the Executive a lump sum in cash equal to the Company’s cost of maintaining such security services for the period from the Retirement Date through November 4, 2008. In accordance with its practice for retiring executives, from the Retirement Date through December 31, 2009, the Company shall continue to make available to the Executive financial planning services at the Company’s expense on the same basis as such services were made available to the Executive immediately prior to the Effective Date, which financial planning benefit shall be provided in a manner consistent with Section 2(j) below.

(h) Relocation. The Company shall relocate the Executive and his family and their home furnishings to Memphis, Tennessee in accordance with the Company’s relocation policy as in effect immediately prior to the Effective Date. In addition, the Company shall relocate the Executive’s office furnishings to Memphis, Tennessee. Consistent with Section 409A of the Code, all such relocation benefits shall be provided not later than the last day of the second calendar year that begins after the Retirement Date.

(i) Split Dollar Insurance Arrangements. The Company shall cause the Trust Agreement (as defined in the Employment Agreement) to continue to pay the premiums on the Equitable Life Assurance Society life insurance policy on the Executive’s life out of amounts contributed to the Trust Agreement, and with respect to such premium payments the Company and the Executive agree that the Company shall continue to issue the Executive a Form W-2 (or with respect to periods following the Retirement Date, a Form 1099) for the economic benefit cost of such policy to the extent such issuance continues to be permissible under the Code. With respect to the equity split dollar life insurance policies issued by John Hancock Variable Life Insurance Company and Pacific Life Insurance Company on the lives of the Executive and his spouse, the Company and the Executive agree that, to the extent permissible under the Code, for tax purposes the rollout of such arrangement will be treated in accordance with prevailing practice applicable to collateral assignment arrangements prior to the final regulations under the Code, and that consequently no tax will be reported to the Internal Revenue Service or other applicable tax authority upon the release of the collateral assignment.

(j) 409A In Kind Benefit Rules. The amount of the financial planning benefits under Section 2(g) in any given calendar year shall not affect the amount of such benefits provided in any other calendar year, and the Executive’s (and his spouse’s) right to such benefits may not be liquidated or exchanged for any other benefit. To the extent the cost of the benefits provided under Section 2(g) during the 409A Delay Period exceeds the limitation under Section 402(g)(1)(b) of the Code (as used for purposes of the limited payment rule under Section 1.409A-1(b)(9)(v)(D) of the regulations) and such benefits are otherwise considered deferred compensation under Section 409A, no later than ten business days after the Retirement Date, the Executive shall pay to the Company the aggregate amount of the cost of providing such benefits during the 409A Delay Period less the amount provided for under Section 402(g)(1)(b) of the Code, and on the 409A Payment Date, the Company shall reimburse the Executive for all payments so made by the Executive to the Company plus interest thereon at the Applicable Federal Rate.

(k) Indemnification of Director and Officer Liabilities. The Company hereby confirms its continued indemnification and insurance obligations to the Executive under Section 5(a)(iv) of the Employment Agreement.

3. Integration with Employment Agreement; No Mitigation or Set-off.

(a) This Agreement supersedes the Employment Agreement, except that any sections of the Employment Agreement cross-referenced in Section 2 of this Agreement, Section 7 (“Full Settlement”) (as modified by this Section 3(a)), Section 8 (“Certain Additional Payments by the Company”) (as amended as set forth in Exhibit A attached hereto), Sections 9(a), (c) and (d) (“Confidential Information”) and Section 11 (“Dispute Resolution”) of the Employment Agreement shall survive and are not so superseded. In order to comply with Section 409A of the Code, (a) in no event shall the payments by the Company of fees or expenses under Section 7 be made later than the end of the calendar year next following the calendar year in which they were incurred, provided that the Executive shall have submitted an invoice therefor at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (b) the amount of such fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and (c) the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.

(b) The Company hereby waives the application of, and its right to enforce, Section 9(b) (“Non-Competition”) of the Employment Agreement and any similar provisions contained in any other agreements between the Affiliated Entities and the Executive or any plans of the Affiliated Entities in which the Executive participates. The Company acknowledges that its obligation to make the payments and provide the benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

4. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives. For purposes of clarity, following the Executive’s death, any rights or benefits related to the Executive’s spouse shall continue to be provided in accordance with the applicable terms.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 4(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

5. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. The payments and benefits under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code are intended to be provided in a manner that complies in all respects with Section 409A of the Code. If the Company or the Executive determines after the Effective Date that an amendment to this Agreement is necessary to ensure such compliance with Section 409A of the Code, the parties hereto shall cooperate to make such amendment, provided that any such amendment shall be narrowly tailored to achieve such compliance with as limited deviation from the intent of this Agreement as of the date hereof as is possible.

6. Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

8. Public Disclosure. The Company and the Executive will reasonably agree upon the language of any disclosure/press release by Company relating to the matters hereof, subject to the Company’s requirements under applicable law.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

10. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, at the home address for the Executive then shown in the Company’s records, and (ii) if to the Company, to the General Counsel of the Company, at the Company’s principal offices, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11. Condition. For the avoidance of doubt, the Company’s obligations under this Agreement are conditioned on “Cause” as defined in the Employment Agreement not occurring before the Retirement Date.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

/s/ Jackson W. Moore
Jackson W. Moore

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name: John D. Buchanan
Title: Executive Vice President, General Counsel and Corporate Secretary